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Exhibit 10.1

Amendments to stock option plans adopted by the Compensation Committee on October 7, 2003 and by the Board of Directors on November 4, 2003:

1) The first two paragraphs of Section 11 of each of the BankAtlantic Bancorp Amended and Restated 2001 Stock Option Plan (the "2001 Plan") and the BankAtlantic Bancorp 1999 Stock Option Plan (the "1999 Plan"), Sections 11(a) and 11(b) of each of the BankAtlantic Bancorp 1999 Non-Qualified Stock Option Plan (the "1999 NQ Plan") and the BankAtlantic Bancorp 2000 Non-Qualified Stock Option Plan (the "2000 Plan") and Section 12 of each of the BankAtlantic Bancorp 1996 Stock Option Plan (the "1996 Plan") and the BankAtlantic Bancorp 1998 Stock Option Plan (the "1998 Plan") shall be deleted in their entirety, and the following substituted therefor:

         "Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, in the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Class A Common Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionees under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Class A Common Stock deemed to be available thereafter for grants of Options under the Plan in the aggregate to all eligible individuals and individually to any one eligible individual, (ii) the number and kind of shares of Class A Common Stock that may be delivered or deliverable in respect of outstanding Options, and (iii) the exercise price. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Options using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or account principles; provided, however, that any such adjustment to an Option granted to an Optionee who is a "covered employee" (within the meaning of section 162(m) of the Code) with respect to the Company or its Parent or Subsidiaries shall conform to the requirements of section 162(m) of the Code and the regulations thereunder then in effect. In addition, each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code (or any successor provision) and (b) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an "incentive stock option" as defined in Section 422 of the Code; and provided, further, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." The Committee's determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any

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         class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class A Common Stock subject to an Option."

2) Section 9(b) of each of the 2001 Plan, the 1999 NQ Plan, the 1999 Plan and the 2000 Plan and Section 10(b) of each of the 1996 Plan and the 1998 Plan shall be amended by adding the following at the end thereof:

         "Notwithstanding the foregoing, if an Employee ceases to be in Continuous Status as an Employee solely due to a reorganization, merger, consolidation, spin-off, combination, re-assignment to another member of the affiliated group of which the Company is a member or other similar corporate transaction or event, the Committee may, in its discretion, suspend the operation of this Section 9(b); provided that the Employee shall execute an agreement, in form and substance satisfactory to the Committee, waiving such Employee's right to have such Employee's Options treated as Incentive Stock Options from and after a date determined by the Committee which shall be no later than three months from the date on which such Employee ceases to be in Continuous Status as an Employee, and such Employee's Options shall thereafter be treated as non-qualified Options for all purposes."